                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            PS Group Holdings, Inc.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

          PS Group Holdings, Inc. Common Stock

     (2) Aggregate number of securities to which transaction applies:  6,068,313


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Cash merger consideration of $12.00 will be exchanged for each of the 6,068,313 shares of PS Group Holdings, Inc. Common Stock. Fee calculated on the basis of 1/50 of 1% of the aggregate merger consideration of $72,819,756.

     (4) Proposed maximum aggregate value of transaction: $72,819,756

     (5) Total fee paid: $14,564


[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $14,564

     (2) Form, Schedule or Registration Statement No.: Schedule 14a, Preliminary Proxy Statement

     (3) Filing Party:  PS Group Holdings, Inc.

     (4) Date Filed: January 21, 2000

                  N   E   W   S    R   E   L   E   A   S   E


[PS GROUP HOLDINGS LOGO]


                    PS GROUP HOLDINGS COMPLETES DISPOSITION
                         OF ITS OIL AND GAS SUBSIDIARY

     SAN DIEGO, CA -- March 21, 2000 -- PS Group Holdings, Inc. (NYSE:PSG) announced today that it has completed its pending disposition of Statex Petroleum, Inc., its Texas-based oil and gas exploration and distribution subsidiary.

     Statex was acquired by Statex Petroleum I, L.P., a newly-organized entity formed by the two senior officers of the former Statex subsidiary and third party investors. The initial purchase price consisted of $4.15 million in cash (less $50,000 of transactional expenses). An additional $400,000 in cash is payable over the next four quarters. Contingent payments of up to a maximum of $1,300,000 are also potentially payable, as described in the company's supplement dated March 13, 2000 to its proxy materials relating to its pending merger with an affiliate of Integrated Capital Associates, Inc. In connection with the closing of the Statex disposition, existing bank debt of $6.65 million was retired with the proceeds of a new secured loan made to the buying entity by International Bank of Commerce.

     With the disposition of Statex, the company's oil and gas production and development segment will be treated as a discontinued operation. The company estimates that the combined effects of this disposition and the results of operation of the segment from January 1, 2000 through March 21, 2000 will result in a net loss from discontinued operations in 2000 of approximately $900,000 or $(.15) per share.

     As previously announced, stockholders of the company are scheduled to vote on the pending merger with an affiliate of Integrated Capital Associates at the reconvened special meeting to be held on March 23, 2000. If that transaction is completed, stockholders will receive $12.00 per share in cash. The closing of the Statex disposition has not affected the price or other terms of the merger agreement.

                                     *****

Contact:  Lawrence A. Guske, PS Group Holdings, Inc., (858) 642-2982